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Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls / Craig Brown VP-Finance & Chief Financial Officer / Director, Finance (678) 728-2115 / (678) 728-2117

SEROLOGICALS CORPORATION REPORTS THIRD QUARTER AND
NINE MONTH RESULTS

NET INCOME FROM CONTINUING OPERATIONS INCREASES 312%
IN THIRD QUARTER AND 179% YEAR-TO-DATE

ATLANTA (October 20, 2004)—Serologicals Corporation (NASDAQ:SERO) announced financial results for the third quarter and nine months of 2004. Third quarter revenues were up 10% over the same period last year and diluted earnings per share from continuing operations for the third quarter increased 217% over the prior year. For the nine months, net revenues increased 26% and diluted earnings per share from continuing operations increased 140% over the comparable period last year.

        "During the third quarter, the successful transformation of our Company continued with the acquisition of AltaGen Biosciences and the announcement of the acquisition of the Upstate Group, which we closed last week," said David A. Dodd, President and CEO. "Combining our current business with Upstate has created a powerful "critical mass', making our Company one of only a few focused on the biomedical pipeline from research and drug discovery through biomanufacturing."

Third-Quarter Financial Highlights

  •
  Net revenues totaled $46.3 million, up 10% over the third quarter of 2003

  •
  Net income totaled $5.7 million, compared to a net loss of $6.5 million in the third quarter of 2003

  •
  Net income from continuing operations totaled $5.7 million for the third quarter of 2004, an increase of 312% compared to the third quarter of 2003

  •
  Diluted earnings per share were $0.19 in the third quarter of 2004, an increase of 217% from the prior year quarter of $0.06

Year-to-Date Financial Highlights

  •
  Net revenues for the first nine months of 2004 totaled $126.8 million, up 26% from the same period in 2003

  •
  Net income totaled $14.1 million for the first nine months of 2004, compared to a net loss of $3.4 million in the same period of 2003

  •
  Net income from continuing operations totaled $14.1 million for the first nine months of 2004, an increase of 179% from the first nine months of 2003

  •
  Diluted earnings per share from continuing operations were $0.48 for the first nine months of 2004, compared with $0.20 for the same period of 2003, an increase of 140%

President & CEO Perspectives

        "The third quarter was extremely productive for our Company," said Mr. Dodd. "The business continues to perform well, as we saw revenue growth in all business segments for the quarter and year-to-date and continued our focus on expense controls. We did see some pressure on margins in our diagnostic segment during the quarter, primarily resulting from the sales mix. We expect to see margins start to improve in the diagnostic business in the fourth quarter due to increased plant utilization at our Livingston, Scotland manufacturing facility. We also expect that Upstate will contribute to overall gross margin improvement for the Company."

        "Our expanded sales and marketing staff of approximately 120 people worldwide, along with our broad distributor network, will enable us to compete more successfully and to build our customer base and global presence. The integration effort related to the Upstate transaction is proceeding rapidly and on schedule. We have identified a number of opportunities to create and achieve value from the combined companies. We expect to drive revenue and earnings growth leveraging the strengths of Serologicals and Upstate," said Mr. Dodd.

        Further commenting on the Company's performance, Mr. Dodd noted:

  •
  "In July, the Company completed the acquisition of AltaGen Biosciences, Inc, a leading provider of contract research and development services to the cell culture industry through its Sierra BioSource subsidiary. This acquisition strengthened our scientific capabilities and provides another area to add value to our customers through media and cell optimization services.

  •
  We continue to produce positive results in our EX-CYTE® evaluation program. Through the first nine months of 2004 over 400 new evaluations of EX-CYTE® were initiated. We have also started to see positive results from some of the earlier evaluations. We believe the positive results will result in increased demand for EX-CYTE® in future years.

  •
  Chemicon introduced 280 new products during the third quarter of 2004, and continues to focus on product selection as we seek to generate increasingly higher revenues at higher margins on our new products. Additionally, during the third quarter Chemicon launched its antibody array product line. With the ChemiArray™ platform, up to 120 cytokines can be simultaneously measured in an individual sample.

  •
  Also during the third quarter, Chemicon introduced the ChemiScreen™ drug discovery product line designed for high-throughput and high-content screening. The product line features recombinant protein, membrane preparations, and a variety of cell-based assays for some of the most popular targets for drug discovery, such as G protein-coupled receptors (GPCR's), kinases and nuclear receptors.

  •
  Approximately 60% of our product sales in the third quarter of 2004 represented patented, exclusively licensed or proprietary products. We continue to build a strong revenue position and growth based on exclusive, value-added products.

  •
  The operating results of Upstate will be reflected in our results for the fourth quarter of 2004. During the third quarter, Upstate launched four new drug screening services: (1) KinaseProfilerFP; (2) PhosphataseProfiler; (3) PIProfiler, and (4) PathwayProfiler™. These new services and others under development will provide our customers value-added support in determining small-molecule specificity against kinases and other proteins. The Upstate KinaseProfiler panel continues to increase and now contains approximately 160 kinases. The number of Upstate screening service customers also continues to grow and today there are more than 200 screening service customers.

  •
  During October, Upstate expects to complete the expansion of its drug screening facility in Dundee, Scotland. This expansion will increase the available square footage from 11,000 square feet to 25,000 square feet, significantly expanding its drug screening capacity.

  •
  We announced the hiring of Robert Brown as Vice President, Corporate Development, responsible for continuing to drive the corporation's execution of its acquisition strategy.

  •
  Our focus on integrating our information systems continued to proceed as we completed the implementation of the accounting-related modules of SAP at Chemicon during the quarter. Phase two of the implementation of SAP at Chemicon involving manufacturing and other operational systems is expected to be completed in the spring of 2005.

  •
  We continue to focus on aggressively managing our resources as our selling, general and administrative (SG&A) expenses continue to decline as a percent of net revenues. During the third quarter, SG&A expenses represented 28% of net revenues compared to 31% during the same quarter last year. We continue to maintain a comprehensive focus on eliminating excess costs throughout the corporation while we strengthen our gross margins and continue our investment in R&D."

Third Quarter Results Summary

        Net revenues for the third quarter of 2004 totaled $46.3 million, compared to $42.0 million in the third quarter of 2003, an increase of 10%. Net income from continuing operations for the third quarter of 2004 was $5.7 million, or $0.19 per diluted share, an increase of 312% over the prior year of $1.4 million, or $0.06 per diluted share. The increases over the prior year were primarily due to strong sales growth in the cell culture business and a reduction of operating expenses as a percentage of revenues. Additionally, the third quarter of 2003 included non-recurring special charges and write-off of deferred financing costs totaling $4.6 million, or $0.12 per diluted share.

        The following table shows a breakdown of the revenue contribution by segment for the third quarter and first nine months of 2004 and 2003:

	Quarter Ended				Nine Months Ended
	Sept. 26, 2004		Sept. 28, 2003		Sept. 26, 2004		Sept. 28, 2003
$ in Millions	Actual	% Total	Actual	% Total	Actual	% Total	Actual	% Total
Revenue:
Research	$15.3	33%	$14.2	34%	$45.7	36%	$28.4	28%
Cell Culture	23.5	51%	20.6	49%	58.1	46%	49.9	50%
Diagnostic	7.5	16%	7.2	17%	22.9	18%	22.3	22%

Total	$46.3	100%	$42.0	100%	$126.7	100%	$100.6	100%

        The following table shows a breakdown of the gross profit contribution by segment for the third quarter and first nine months of 2004 and 2003:

	Quarter Ended				Nine Months Ended
	Sept. 26, 2004		Sept. 28, 2003		Sept. 26, 2004		Sept. 28, 2003
$ in Millions	Actual	GM %	Actual	GM %	Actual	GM %	Actual	GM %
Gross Profit:
Research	$9.8	64%	$9.0	63%	$29.4	64%	$17.5	62%
Cell Culture	12.1	51%	10.4	50%	29.8	51%	24.6	49%
Diagnostic	3.1	42%	3.9	54%	10.2	44%	12.2	55%

Total	$25.0	54%	$23.3	55%	$69.4	55%	$54.3	54%

Performance Highlights: Research Products

        Research products revenue in the third quarter of 2004 increased approximately $1.1 million, or 7% over the prior year quarter. The prior year quarter included revenue of approximately $600,000 related to the sale of marketing rights to a certain product line. Specific product lines with year over year growth included apoptosis, oncology, cell signaling, and diagnostic, as well as higher licensing revenues. Geographically, revenues increased 12% in Asia, 8% in Europe and 12% in North America. Revenues from these three geographic regions represented approximately 87% of research product revenues for the third quarter of 2004. Gross margins improved slightly over the prior year period primarily due to higher IP licensing revenues.

Performance Highlights: Cell Culture Products

        Cell Culture products revenue increased 14% to $23.5 million over the third quarter of 2003. EX-CYTE® sales in the quarter were $7.5 million, compared to $8.6 million in the third quarter of 2003. Sales of the Company's proprietary bovine serum albumin (BSA) in the third quarter of 2004 were $4.1 million, compared to $3.8 million in the third quarter of 2003. Sales of recombinant human insulin were $8.0 million for the quarter compared with $4.2 million in the third quarter of 2003. This increase in insulin was primarily due to timing of shipments between quarters. Gross margins were 51% in the third quarter of 2004 compared to 50% in the third quarter of 2003.

Performance Highlights: Diagnostic Products

        Diagnostic products revenues were $7.5 million in the third quarter of 2004, compared with $7.2 million in the third quarter of 2003. Sales of diagnostic monoclonal antibodies and related products were $6.8 million in the third quarter of 2004, compared with $5.1 million in the prior year quarter. Sales of disease state antibodies, detection products and other diagnostic products decreased from the prior year, primarily because the prior year quarter included sales of diagnostic products that were sourced from our donor center network, which was sold as part of the therapeutic plasma divestiture. Gross margins on diagnostic products were 42% for the third quarter of 2004 compared with 54% in the third quarter of 2003. The decline in gross margin is due to product mix and the impact of operating the Scotland facility at a lower percentage of capacity in order to more accurately match inventory levels to anticipated customer demand.

Other Q3 2004 Financial Information

  •
  SG&A costs were $13.0 million (28% of net revenues) for the third quarter of 2004, compared to $12.8 million (31% of net revenues) in the third quarter of 2003. Research and development expense increased 19% over the prior year quarter, and represented 4.2% of sales in the current year period, compared with 3.9% in the prior year.

  •
  The Company's cash balance at the end of September 2004 was $50.4 million, compared with $48.6 million at the end of 2003.    The Company used approximately $27 million of cash on hand to partially fund the Upstate acquisition on October 14. Accounts receivable totaled approximately $31.1 million at the end of September 2004, compared with $34.1 million at the end of 2003.

  •
  Capital expenditures for the third quarter of 2004 were $3.9 million, of which approximately $2.8 million related to the construction of the Company's new EX-CYTE® manufacturing facility in Lawrence, Kansas. The capital requirements associated with the plant are substantially complete.

  •
  Depreciation and amortization for the third quarter of 2004 totaled $2.3 million, compared with $2.4 million in the third quarter of 2003.

Q3 2004 Earnings Conference Call

        Serologicals will hold its third quarter earnings conference call at 9:00 a.m. (Eastern Time) on Thursday, October 21, 2004. The conference call dial in number is (800)599-9795 (domestic) and (617)786-2905 (international), confirmation code 32045893. The live broadcast will also be available online at the Company's website at www.serologicals.com and at www.StreetEvents.com.

        If you are unable to participate in the call, a 14-day playback will start on October 21, 2004 at 11:00 a.m. (Eastern Time). To listen to the playback, please call (888)286-8010 (domestic) or (617)801-6888 (international) and enter access code 56452744 or access the archived web cast on the Company's website at www.serologicals.com.

About Serologicals

        Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products, enabling technologies and custom services to a diverse customer base, including major life science companies and leading research institutions. Our customers use our products, technologies and services in a wide variety of their activities, including basic research, drug discovery, diagnosis and bio-manufacturing. Our products, technologies and services are essential tools for research in key disciplines, including neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and molecular biology. In addition, the Company is the world's leading provider of monoclonal antibodies for the blood typing industry. Serologicals has more than 950 employees worldwide, and its shares are traded on the NASDAQ national stock market under the symbol SERO.

        For information on Serologicals Corporation, visit the company's corporate web site at www.serologicals.com.

Safe Harbor Statement

        This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the potential improvement of gross margins in the Diagnostic segment during the fourth quarter of fiscal 2004; our expectations regarding improvements in margins and the contribution of Upstate to improved margins during the remainder of fiscal 2004; the opportunities Upstate will provide to market kinase biology-based products and services; the growth of Upstate's business; our expectations regarding the completion of Upstate's expansion in Dundee, Scotland; our ability to successfully compete and to build our customer base and global presence; the ability to integrate Upstate successfully into our Company and to achieve value from synergy opportunities associated with the Upstate acquisition; the ability to drive revenue and earnings growth utilizing the strength of the combined companies; the impact on the company from new EX-CYTE® customers; the successfulness and timeliness of completion of Phase

Two of the SAP implementation at Chemicon; the introduction of new products by Chemicon; and Chemicon's ability to generate higher revenues at higher margins on new products. Additional information concerning these and other risks and uncertainties is outlined in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on June 4, 2004. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

        Serologicals and EX-CYTE are registered trademarks of Serologicals Royalty Company.

CONSOLIDATED STATEMENTS OF INCOME
Third Quarter and Nine Months Ended September 26, 2004 and September 28, 2003
(Unaudited)
(In thousands, except share and per share amounts)

	Quarter Ended		Nine Months Ended
	Sept. 26, 2004	Sept. 28, 2003	Sept. 26, 2004	Sept. 28, 2003
Net revenues	$46,294	$42,010	$126,761	$100,555
Cost of revenues	21,313	18,714	57,379	46,276

Gross profit	24,981	23,296	69,382	54,279
Operating expenses:
Selling, general and administrative	12,997	12,826	38,029	31,116
Research and development	1,930	1,628	6,112	4,298
Amortization of intangibles	655	630	2,064	1,551
Special charges	—	504	—	1,844

Operating income	9,399	7,708	23,177	15,470
Other expense (income), net	25	61	(231)	248
Write-off of deferred financing costs	—	4,112	—	4,492
Interest income	(225)	(70)	(582)	(143)
Interest expense	1,281	1,469	3,527	3,096

Income from continuing operations, before income taxes	8,318	2,136	20,463	7,777
Provision for income taxes	2,579	742	6,343	2,725

Net income from continuing operations	5,739	1,394	14,120	5,052
Discontinued operations, net of taxes	—	(7,930)	—	(8,435)

Net income (loss)	$5,739	$(6,536)	$14,120	$(3,383)

Basic earnings (loss) per common share:
Continuing operations	$0.23	$0.06	$0.57	$0.21
Discontinued operations	—	(0.32)	—	(0.34)

Net income (loss)	$0.23	$(0.26)	$0.57	$(0.13)

Diluted earnings (loss) per common share:
Continuing operations	$0.19	$0.06	$0.48	$0.20
Discontinued operations	—	(0.32)	—	(0.34)

Net income (loss)	$0.19	$(0.26)	$0.48	$0.14

Weighted average shares:
Basic	25,034,437	24,567,487	24,943,488	24,502,089

Diluted	34,428,253	25,059,584	34,305,938	24,873,651

Interest add-back for diluted calculation, net of tax	$807	—	$2,303	—

Serologicals Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 26, 2004	December 28, 2003
Assets
Current assets:
Cash and cash equivalents	$50,357	$48,564
Trade accounts receivable, net	31,096	34,126
Inventories	39,195	33,826
Other current assets	14,190	10,982
Discontinued operations	—	7,019

Total current assets	134,838	134,517
Property and equipment, net	83,562	73,204
Goodwill	107,022	93,577
Other intangible assets, net	47,579	49,881
Other	6,371	1,386
Discontinued operations	—	5,613

Total assets	$379,372	$358,178

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,453	$4,547
Current maturities of capital lease obligations	1,842	—
Accrued liabilities and other	21,726	22,346
Discontinued operations	—	2,864

Total current liabilities	29,021	29,757
4.75% Convertible debentures	130,782	130,916
Capital lease obligations	1,462	—
Deferred income taxes	20,115	18,181
Other liabilities	149	180
Discontinued operations	—	172
Stockholders' equity	197,843	178,972

Total liabilities and stockholders' equity	$379,372	$358,178

Serologicals Corporation
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 26, 2004 and September 28, 2003
(Unaudited)
(In thousands)

	Sept. 26, 2004	Sept. 28, 2003
Operating Activities:
Net income (loss)	$14,120	$(3,383)
Loss from discontinued operations	—	(8,435)

Net income from continuing operations	14,120	5,052
Non-cash and working capital changes, net	7,135	(1,765)

Net cash provided by operating activities	21,255	3,287

Investing Activities:
Purchases of property & equipment	(14,767)	(9,572)
Purchase of business, net of cash acquired	(12,440)	(97,097)
Disposition of business	3,500	—
Other, net	(164)	—

Net cash used in investing activities	(23,871)	(106,669)

Financing Activities:
Net cash provided by financing activities	6,422	121,712

Net cash (used in) provided by discontinued operations	(1,538)	9,843
Effect of foreign exchange on cash	(475)	(1,536)

Net increase in cash and cash equivalents	1,793	26,637
Cash, beginning of period	48,564	15,242

Cash, end of period	$50,357	$41,879

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  Exhibit 99.1
SEROLOGICALS CORPORATION REPORTS THIRD QUARTER AND NINE MONTH RESULTS